Application for Company Registration

/ Basic information (required)			
Name Name	Wunong Technology (Shanxi) Co., Ltd (Group parent company: Group name:)		
Unified social credit code (establishment registration is not	91610802MA70DP0769		
Housing of the	18/F, B, Yu Shang Building, Tongda Road, High-tech Industrial Park, Yulin City, Shanxi Province		
Telephone contact	13992296159	Postal code	719000
Establishment (registration only)			
Name of legal representative		Type of company	☐ CO., LTD Foreign Investment Co., Ltd. ☐ Foreign Investment Co., Ltd
Registered capital	_________10,000 yuanCurrency: RMB ☐ Other_____)		
Total investment (completed by a foreign company)	(currency:) United States dollars: 10,000 yuan		
Form of establishment (to be completed by the joint stock company)	☐ Initiate establishment ☐ Collection	Duration of business	Long mouth________ Year
Application for a licence	Application for Paper Licence Among them: copy _(electronic license system automatically generated, paper license self-check)		
Scope (in accordance with the National Economic Classification of	(The applicant should fill in the relevant contents of the Shared Information Form for Government Departments of Enterprise Registration according to the enterprise's own situation.)		

Note :1. This application applies to the application for establishment, alteration and filing of domestic and foreign companies.

2. application shall use A4 paper. Print generated according to this form, use black ink pen or signature pen to sign; manually fill in, use black ink pen or signature pen to complete, sign.

1 J change (change registration only, only matters related to this application)

Change project	Original registration content	Registration content after change
Change of domicile	Domicile :9th floor office area, Nantianchao Hotel, Yulin Avenue Railway Station, Yuyang District, Yulin City, Shanxi Province Production and operation :9th floor office area, Nantianchao	Domicile :18/F, Block B, Yu Shang Building, Tongda Road, Hi-tech Industrial Park, Yulin City, Shaanxi Province 18/F, Block B, Yu Shang Building, Tongda Road, Hi-tech Industrial Park, Yulin City, Shaanxi Province
Note: Change of business, business term / name or name. Application	The order page includes the name, domicile, legal representative (name), registered capital, type of company, term of business scope, shareholders (name or name of shareholders) of a limited liability company, and promoters of a limited company	

☐ filing (registration only)

Matters	Managing Director ☐ Supervisor ☐ Manager ☐ Articles of Association Amendment Liaison Officer Delivery of legal documents ☐ foreign investors to recipients	
Liquidation group (liquidation committee)	Membership	
	Responsible person	Telephone contact

/Designate representative/agent (required)

Delegation of authority	1、Agree / disagree to check copies of registration materials and sign check opinions; 2、Agree / disagree with the error of modifying enterprise-owned documents; 3、agree/disagree to amend the filling error of the relevant form; 4、Agree / disagree to obtain business license and related documents.
Fixed telephone	Mobile phones principal agent 1«091 234400 Designated representative/ 18091234400

(Appointed Representative or Agent)

Signature or seal of all shareholders (registration of establishment of domestic or foreign limited liability companies only):

Signature of members of the Board of Directors (registration of establishment of domestic and foreign limited companies only):

J Applicant's Commitment (Required)

The applicant and the signatory undertake to submit the documents and information true and effective, and bear the corresponding legal liability.

Signature of the legal representative (except for the establishment, alteration and filing of the liquidation group):

Signature of the person in charge of the liquidation group (limited liquidation group for record): Company stamp

Decision of Shareholders of Wu Nong Technology (Shanxi) Co., Ltd

Decision on change of residence:

In accordance with the Company Law and the relevant provisions of the articles of association to form the following decision :1. Agree to change the domicile to Yulin City, Shanxi Province Hi-tech Industrial Park Tongda Road Yushang Building

Block B ,18/ F.

Agree to amend the articles of association for the above changes and authorize the legal representative of the company to amend them

Signed on the articles of association or amendments to the articles of association.

Signature of shareholders:

Note: the signature of the natural person shareholder (all shareholders), the official seal of the legal person shareholder and the signature of the legal representative of the company. If the stock company changes

(Signed by the moderator and the board of directors)

Fill in instructions

Note: the following instructions are for reference in filling out the application and do not need to be provided to the registration authority.

1. This power of attorney is applicable to the pre-approval of the name of the enterprise, the registration (filing) and equity pledge of the company and its branches, non-company legal persons and their branches, business units, non-company enterprises, etc.

2. The name is approved in advance, the applicant for the new application name is all investors or affiliated enterprises, and the applicant for the change of name of the established enterprise is the enterprise, which shall be signed by the legal representative of the enterprise.

3. The applicant for a limited liability company shall be all shareholders, the applicant for a wholly state-owned company shall be the state-owned assets supervision and administration agency of the State Council or the local people's government, the applicant for a joint stock limited company shall be the board of directors, the applicant for a non-company enterprise legal person shall be the competent department (investor), the applicant for a branch company shall be the company, and the applicant for a business unit or an unincorporated branch shall be the subordinate unit (enterprise). The natural person applicant shall be signed by himself, and the non-natural person applicant shall be affixed with the public morning.

4. When a company or a non-company enterprise changes, cancels or puts on record a legal person, the applicant shall be the enterprise and affixed with the official seal of the enterprise.

5. The applicant for the establishment, alteration or cancellation of the registration of equity pledge is the mortgagor and the mortgagee, and the applicant for the cancellation of the registration of equity pledge is the mortgagee or the mortgagee.

6. Entrustment and authority: item 1 should select the corresponding item and type or indicate other specific contents in the mouth; item 2, 3, 4, 5 choose "agree" or "disagree" and type in the mouth

7. The designated representative or agent may be a natural person or another organization; if the designated representative or agent is another organization, a copy of the license of the other organization shall be submitted separately, the documents of the designated agent and the identity documents of the specific agent.

8. An application submitted by the applicant shall use A4 paper. Print generated according to this form, use black pen or signature pen to sign; manually fill in, use black pen or signature pen to complete, sign.

Wunong Technology (Shanxi) Co., Ltd
(Sole proprietorship company, no board of directors, board of supervisors)
Articles of association

CHAPTER I GENERAL PROVISIONS

Article 1 These Articles of Association are formulated in accordance with the Company Law of the People's Republic of China, the Regulations of the People's Republic of China on the Administration of Company Registration and the relevant laws and regulations.

Article 2 the property W u n o n g Technology (Shanxi) Co., Ltd (hereinafter referred to as the Company) is a wholly owned company funded by the property W u n o n g Technology (Shenzhen) Co., Ltd. Shareholders shall be liable to the company by subscribing to the capital contribution; the company shall be liable for the debts of the company with all its property.

Article 3 A company shall, in accordance with law, be registered with the company registration authority to obtain its legal personality and its lawful rights and interests shall be protected by state law

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Article 4 A company engaged in business activities must abide by laws and administrative regulations, abide by social morality, business ethics, be honest and trustworthy, accept the supervision of the government and the public, and bear social responsibility.

Article 5 A company shall establish trade unions according to law, carry out trade

union activities, and safeguard the legitimate rights and interests of workers and staff.

Article 6 A company shall, in accordance with Article 19 of the Company Law and in accordance with the provisions of the Party Constitution of the Communist Party of China, establish party organizations and carry out party activities.

Chapter II Name, domicile and type of company

Article 7 Company name: Wunong Technology (Shanxi) Co., Ltd.

Article 8 Company domicile :18/ F, B Yushang Building, Tongda Road, High-tech Industrial Park, Yulin City, Shanxi Province.

Article 9 Type of company: limited liability company (sole proprietorship invested or controlled by non-natural person).

Chapter III Scope of the company

Article 10 The scope of the company's business: general items: manufacture of special equipment for the production of food, wine, beverages and tea; sale of electric heating food processing equipment; sale of special equipment for agricultural food processing; sale of detergents for food; advertising design and agency; advertising publication (non-radio, television and newspaper publishing units); advertising production; software development; technical services, technology development, technical advice, technology exchange, technology transfer, technology promotion; Internet sales (except for the sale of goods that require permission); fruit cultivation; vegetable cultivation; spice crop cultivation; horticultural product cultivation; grain cultivation; domestic trade agent; Educational advisory services (excluding education and training activities subject to licensing); mechanical equipment sales; hardware retail; building materials sales; electronics sales; office equipment consumables manufacturing; camera and equipment manufacturing; computer hardware and software and auxiliary equipment retail; cosmetics retail; personal hygiene products sales; chemical products sales (excluding licensed chemical products); sporting goods and equipment retail; needle textiles sales; clothing retail; commodity sales; furniture sales; jewelry retail; category II medical equipment sales; feed raw materials sales; feed additive sales; fresh fruit retail; fresh vegetables retail; Household appliances sales; edible agricultural products retail; clock sales;

glasses sales (excluding contact lenses); toy sales; general goods warehousing services (excluding hazardous chemicals and other items subject to licensing approval); fertilizer sales; Primary processing of edible agricultural products (in addition to items subject to approval in accordance with the law, independent business activities in accordance with the business license). Licensed items: Food business (selling prepackaged food); Food business (selling bulk food); Health products (non-food) production; Special medical use formula food sales; Health food sales; Food business; Food Internet sales; Food Internet sales (selling prepackaged food); Health products (non-food) sales; Food import and export; Small food and beverage, small food miscellaneous, food small workshop business; Main crop seed production; Internet information services; Internet Internet services; Veterinary drugs business; Forest seed production

Keywords production management; crop seed management; fertilizer production; pesticide retail; pesticide wholesale; infant formula milk powder sales

alcohol management (projects subject to approval in accordance with the law shall be approved by the relevant departments before they can carry out business activities, and the specific business projects shall be subject to the examination and approval results). (Final business registration shall prevail).

If a company changes its business scope, it shall amend its articles of association and register the change with the registration authority. Projects within the scope of business of a company that are subject to approval under the laws and regulations of the state shall be approved according to law.

Article 11 the term of operation of a company: long-term (the final registration of industry and commerce shall prevail).

Chapter IV Registered capital and capital contribution

Article 12 the registered capital of a company is RMB 8.8 million.

Shareholder name: W u n o n g Technology (Shenzhen) Co., Ltd. Capital contribution: by shareholders in currency (currency or physical) full contribution.

Time of contribution:__Year - Month - Day

Article 13 After the establishment of a company, a capital contribution certificate shall be issued by the company to the shareholders. The capital

contribution certificate shall be the proof of the shareholders' capital contribution and the basis for the transfer of capital contribution.

Chapter V Corporate governance structure

Article 14 A company shall not have a shareholders' meeting. Shareholders exercise the following functions and powers:

(1) to determine the business policy and investment plan of the company;

(ii) To appoint and replace executive directors and supervisors, and to decide on matters concerning remuneration of executive directors and supervisors;

(iii) To determine the company's senior management candidates, approval of the company's senior management compensation matters;

(iv) Consideration of the approval of the report of the Executive Director;

(v) Review and approve the report of the supervisor;

(vi) Review and approve the company's annual financial budget plan, final accounts plan;

(vii) Review and approve the company's profit distribution plan and the plan to make up for losses;

(viii) (b) To decide on the increase or decrease in the registered capital of the company;

(ix) To decide on the merger, division, liquidation or change of the form of the company;

(x) To decide on the establishment of the internal management body of the company;

() to formulate or amend articles of association;\\

(12) to make a decision on issuing corporate bonds and providing external guarantees;

(xiii) Making decisions on the company's business plans and investment programmes;

(14) Other functions and powers as stipulated in laws, regulations and articles

of association.

The shareholders shall make the decision in writing and signed by the shareholders in the company.

Article 15 A company shall not have a board of directors, but an executive director, appointed or replaced by shareholders. The term of office of the executive director shall be 3 years and may be re-elected upon appointment by the shareholders.

Article 16 the executive director of a company shall be the legal representative of the company and sign the relevant documents on behalf of the company.

The change of the legal representative of the company shall apply for registration of the change within 30 days from the date of the change resolution or decision

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Article 17 The executive director shall be responsible to the shareholders and exercise the following functions and powers:

(i) (b) Implementing the decisions of shareholders;

(ii) Formulate the company's business plan and investment plan, report to shareholders for approval;

(iii) Formulate the company's annual financial budget plan, final accounts plan, submitted to shareholders for review and approval;

(iv) Formulate the company's annual financial budget plan, final accounts plan, submitted to shareholders for review and approval;

(v) To formulate a plan for the company to increase or reduce its registered capital and report it to the shareholders for deliberation and approval;

(vi) To formulate a plan for the merger, division, change of form or dissolution of a company and report it to the shareholders for deliberation and approval;

(vii) Review the internal management organization setup and staffing plan, report to shareholders for approval;

(viii) According to the decision of the shareholders, appoint or dismiss the senior management of the company, draw up the salary plan of the company personnel and report to the shareholders for deliberation and approval;

(ix) To formulate a plan for issuing corporate bonds and external guarantees, which shall be submitted to the shareholders for deliberation and approval;

(10) To establish the basic management system of the company;

Articles of association and other duties authorized by shareholders.

Article 18 A company shall have a general manager who shall exercise the following functions and powers:

(i) Presided over the production and management of the company, organized the implementation of shareholders and executive director decisions;

(ii) Organize and implement the company's annual business plan and investment plan;

(iii) Draw up the plan of setting up the internal management organization of the company;

(iv) (a) Develop a basic management system for the company;

(v) Formulate specific regulations of the company;

(vi) In accordance with the relevant management regulations of shareholders and companies, after performing the decision-making procedures, the appointment or dismissal of managers other than those who shall be appointed or dismissed by the

decision of shareholders or executive directors;

(vii) Other powers conferred by the Executive Director.

Article 19 A company shall not have a board of supervisors, but a supervisor, appointed or replaced by shareholders. The executive directors and senior managers of the company may not concurrently act as supervisors. The term of office of the supervisor shall be 3 years and the term of office shall expire and may be re-appointed after appointment by the shareholders.

Article 20 Supervisors exercise the following functions and powers:

(1) to inspect the company's finances ;(2) to supervise the conduct of executive directors, general managers and other senior managers in the performance of their duties

to remove an executive director or senior manager who violates laws, regulations, articles of association or shareholder decisions

Recommendations;

(iii) When the actions of executive directors and senior managers harm the interests of the company, they are required to correct them;

(iv) Propose proposals to shareholders;

(v) To bring a lawsuit against executive directors and senior managers in accordance with the Company Law;

(vi) Other functions and powers as stipulated in laws, regulations and articles of association.

Chapter VIFinancial and accounting systems of the company

Article 21 A company shall establish its own financial and accounting systems in accordance with laws, administrative regulations, rules and regulations of the state financial administrative department and the financial system of its shareholders.

Article 22 A company shall prepare financial and accounting reports at the end of each fiscal year and submit them to shareholders after audit by the accounting firm according to law.

Article 23 The distribution of company profits, the withdrawal of statutory provident fund and the conversion of statutory provident fund to capital shall be decided by shareholders in accordance with the relevant laws and regulations of the State.

CHAPTER VII Equity transfer

Article 24 shareholders may transfer all or part of their shares according to law.

Article 25 after the shareholders transfer their shares according to law, the company shall amend the articles of association and the records of the shareholders and their capital contributions in the register of shareholders accordingly, and shall apply to the company registration authority for change registration within 30 days from the date of transfer of the shares.

Chapter VIII Human Resources Management

Article 26 A company shall, in accordance with the Labor Law, the Labor Contract

Law, the relevant state laws and regulations and the provisions of shareholders, establish a labor and personnel system for labor employment, remuneration and welfare, and effectively develop and utilize human resources.

Article 27 A company shall adopt the labor contract system and employ and dismiss its employees on its own within the scope of the relevant laws and regulations of the state and the authorization of shareholders according to the needs of business development.

Article 28 A company shall, in accordance with the relevant provisions of the State, the articles of association of the company, the relevant management system of shareholders and the economic benefits of the company, decide the labor wage system and payment methods of the company.

Article 29 the company shall strive to improve the welfare of its employees and continuously improve working and living conditions.

Article 30 A company shall, in accordance with the provisions of the relevant laws and regulations of the State, withdraw the employee social insurance fund and establish a labor insurance system.

Article 31 the company shall, in accordance with the relevant regulations of the State, establish an employee training system in accordance with business development and employee needs, and unblock the career development and talent channels of employees.

Chapter IXDissolution and liquidation

Article 32 A company shall be dissolved for the following reasons:

(i) The shareholders decide to dissolve;

(ii) Dissolution due to merger or division of the company;

(iii) The business license shall be revoked, the order shall be closed or revoked;

(iv) The people's court shall be dissolved in accordance with Article 182 of the Company Law.

Article 33 Where a liquidation group is dissolved as a result of the provisions

of subparagraphs (1), (3) and (4) of the preceding Article, a liquidation group shall be established within 15 days from the date of the occurrence of the cause of the dissolution and shall begin liquidation. The members of the liquidation group of the company shall be decided by the shareholders.

Article 34 Where a company is dissolved and should be liquidated according to law, the liquidation group shall, within 10 days from the date of its establishment, file with the company registration authority the list of members and persons in charge of the liquidation group.

Article 35 the liquidation group shall notify the creditors within 10 days from the date of its establishment and announce it in the newspaper within 60 days.

During the period of reporting creditor's rights, the liquidation group shall not pay off the creditors.

Article 36 during liquidation, the company shall survive, but shall not carry out business activities unrelated to liquidation. Company property shall not be allocated to shareholders until it is paid off in accordance with the provisions of the Company Law.

Article 37 after the liquidation of a company, the liquidation group shall prepare a liquidation report, report it to the shareholders or the people's court for confirmation, and submit it to the company registration authority, apply for cancellation of the company's registration, and announce the termination of the company.

Annex X

Article 38 The term "senior management personnel" in these articles of association refers to the general manager, deputy general manager and other persons who enjoy the same level of treatment. The term "above" and "expiration" as mentioned in the articles of association includes this number.

Article 39 where there is a conflict between the provisions of these articles of association and the mandatory provisions in national law, the national law shall prevail. The relevant provisions of the Company Law of the People's Republic of China shall apply to other matters not stipulated in these Articles.

Article 40 these articles of association shall be formulated or amended by shareholders.

Article 41 the power of interpretation and amendment of these articles of association shall be vested in the shareholders.

Article 42 These Articles of Association shall be in quadruplicate, two copies shall be retained by the shareholders and one copy shall be retained by the company and reported to the company registration authority.

Signature of the legal representative:

09 February 2021

Wunong Technology (Shanxi) Co., Ltd

Documents relating to the appointment of legal representatives, managers and supervisors

Agriculture Technology (Shanxi) Co., Ltd. is a one-person limited liability company, as an investor specially appointed_As executive director of the company, _______________For the company manager, ____As company supervisors, _It is the legal representative of the company. (Chairman, Executive Director, General Manager)

None of the above-mentioned persons is in any of the circumstances provided for in Article 146 of the Company Law

Signature (seal) of shareholders:

Certificate of residence use

Commitment

Wunong Technology (Shanxi) Co., Ltd. intends to take the housing registration on the 18th floor of B Yushang Building, Tongda Road, Yulin City, Shanxi Province as the residence of the commercial subject (business place).

This commercial subject and all investors solemnly undertake the following:

1、 The commercial subject has obtained the declared address___________________________Or own_____As the legal right to use the domicile (business premises) of this commercial subject, the detailed address is true and correct, if the true situation does not conform to the statement, it shall be regarded as

In order to submit false materials, willing to accept the relevant government authorities to correct and administrative penalties, and bear the relevant legal liability arising therefrom;

2、Article 83 of the General Principles of Civil Law of the People's Republic of China ," The neighbouring parties to real estate shall, in the spirit of favorable production, convenient living, solidarity and mutual assistance, fairness and reasonableness, correctly handle the adjacent relations in the areas of water interception, drainage, passage, ventilation and lighting. If obstruction or loss is caused to the neighboring party, it shall stop the infringement, remove obstruction and compensate for the loss;

3、If the declared legal use of the place of business belongs to the residence, it has been known and complied with Article 77 of the property Law of the people's Republic of China. If the owner changes the residence into a commercial building, he shall, in addition to complying with laws, regulations and administrative regulations, obtain the consent of the interested owner;

4、If, in accordance with the provisions of laws and regulations, the production and business activities carried out by the commercial subject at that address shall be approved by the planning, environmental protection, public security, fire control,

culture, health and other relevant administrative licensing authorities, the commercial subject shall apply to the relevant administrative licensing authority in accordance with the law only after approval shall the corresponding business activities be carried out;

5、If the declared domicile (place of business) violates the provisions of the above laws and regulations or is recognized by the competent government department as a illegal building or changes its use without approval, it will bear all economic losses on its own, And willing to immediately and unconditionally change or cancel registration, and assume all legal liability arising therefrom;

6、The domicile (business place) and business license declared by the commercial subject shall not be used as the basis for compensation for house demolition. If the place involves requisition or demolition by the government according to law, Be willing to change or cancel registration of domicile (business place) immediately and unconditionally.

Signature of legal representative (person in charge / operator)(affixed with official seal of enterprise):

ILLUSTRATE

1. A4 paper shall be used for the registration application documents and other application materials submitted.
2. Where a copy of the submission is not indicated, the original shall be submitted; if a copy is submitted, it shall be marked "consistent with the original" and signed by the applicant, or sealed by its designated representative or jointly entrusted agent Or a signature.
3. If the submission involves a signature and does not indicate the signatory, the natural person shall be signed by himself, and the legal person and other organizations shall be signed by the legal representative or the person in charge and affixed with an official seal.